Exhibit 99.1

The First Bancshares, Inc. Reports a 20% Increase in Operating Net Earnings and Declares Quarterly Dividends

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 25, 2017--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) reported today a 20% increase ($1.6 million) in operating net earnings (net income available to common shareholders adjusted for merger related costs) for the fiscal year ended December 31, 2016. Operating net earnings available to common shareholders totaled $9.9 million for 2016 as compared to $8.3 million for 2015.

Operating net earnings available to common shareholders for the fourth quarter of 2016 totaled $2.4 million as compared to $2.2 million for the fourth quarter of 2015 representing a 10.8% increase.

Fully diluted earnings per share for 2016 were $1.64 as compared to $1.55 for 2015. Fully diluted earnings per share were $0.30 for the fourth quarter of 2016 as compared to $0.40 for the fourth quarter of 2015. Fully diluted earnings per share for 2016 includes the issuance of 3,563,380 in new common shares during the fourth quarter related to the capital raise described below.

Operating net earnings available to common shareholders includes a one-time preferred dividend of $133,627 paid to private placement preferred shareholders in December 2016. These preferred shares were converted to common on December 30, 2016 and no further preferred dividend payments will be due on these securities.

Significant Events:

  On October 14, 2016 the Company announced the signing of a stock purchase agreement to acquire Iberville Bank headquartered in Plaquemine LA. The acquisition of Iberville Bank added 10 branches in the Baton Rouge area with approximately $269 million in total assets.
  On October 14, 2016 the Company announced the signing of a definitive agreement and plan of merger to acquire Gulf Coast Community Bank headquartered in Pensacola Florida. Gulf Coast added 5 branches in the Pensacola market with approximately $122 million in total assets.
  On October 14, 2016 the Company raised $63.25 million in new capital through the issuance of 3,563,380 shares of convertible preferred stock at a price of $17.75 per share. The proceeds of the issuance were used to support the acquisitions, repay the CDCI/Tarp preferred stock, and provide for additional growth.
  On December 6, 2016 the Company repurchased all 17,123 shares of its Cumulative, Perpetual Preferred Stock, Series CD issued to the U.S. Treasury in connection with the Company’s participation in the Troubled Asset Relief Program’s Community Development Capital Initiative (CDCI). The CDCI Preferred Stock was repurchased at fair market value $15,925,000 which equates to a discount of 7% to par, or $1,198,000.
  The acquisitions of Iberville Bank and Gulf Coast Community Bank closed as planned with an effective date of January 1, 2017

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “2016 was another year of strong growth and significantly improved profitability for our Company posting a 20% year over year increase in earnings (exclusive of merger related costs) and double digit growth in loans and deposits.

“October 14 and the fourth quarter of 2016 will prove to be transformational in the history of our Company closing two acquisitions, a capital raise and repaying the CDCI preferred stock.

“These events represent continued execution on our strategic plan of building a community bank franchise in the Gulf South, focused on growth, profitability and increased shareholder value.”

Balance Sheet

Consolidated assets increased $132.2 million or 11.5% to $1.3 billion for the year ended December 31, 2016. Total loans were $867.1 million at December 31, 2016 as compared to $854.4 million at September 30, 2016 and as compared to $772.5 million at December 31, 2015 representing increases of $12.7 million, or 1.48% for the quarter and $94.5 million, or 12.2% for the year. Increased loan volume year over year was spread across all real estate categories with commercial real estate experiencing the largest growth. Fundings for commercial real estate loans increased $61.1 million or 24.1% year over year along with residential real estate growth of $17.5 million or 6.4%.

Total deposits increased $122.5 million or 13.4% for the year ended December 31, 2016 with increases in all deposit categories with the largest increase in now accounts of $57.2 million and $39.7 million in time deposits of $100,000 or more. Total deposits decreased $32.6 million or 3.0% to $1,039.2 million for the quarter ended December 31, 2016. The decrease is a result of seasonal fluctuations in public deposit accounts.

Asset Quality

Nonperforming assets totaled $9.9 million at December 31, 2016, a decrease of $1.4 million compared to $11.3 million at September 30, 2016 and a decrease of $1.0 million compared to December 31, 2015. The ALLL/total loans ratio was 0.87% at December 31, 2016 and 0.88% at September 30, 2016. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.00% of loans at December 31, 2016. The ratio of annualized net charge-offs (recoveries) to total loans was 0.03% for the quarter ended December 31, 2016 compared to (0.04%) for the quarter ended September 30, 2016. As noted in our first quarter 2015 10-Q, the Company had been notified that a recovery of $941,000 was more likely than not expected during 2015. We received the first installment during the second quarter of 2015 which totaled $481,000 and the second installment during the third quarter of 2015 which totaled $241,000. The remaining balance of $219,000 was received during the fourth quarter of 2016.

Energy Loans

At December 31, 2016 the company had direct energy related loans of $19.9 million, representing 2.3% of the total loan portfolio. A majority of the outstanding are secured by marine assets that operate in the Gulf of Mexico, which are under term contracts to major operators tied primarily to oil and gas production.

Fourth Quarter 2016 vs. Fourth Quarter 2015 Earnings Comparison

Fourth quarter 2016 net earnings available to common shareholders (including merger related costs) totaled $2.1 million compared to $2.3 million for the fourth quarter of 2015. Revenues from consolidated operations increased $2.3 million in quarterly comparison. Net interest income increased $1.1 million in quarterly comparison as interest income earned on a higher volume of loans attributed to this overall increase. Noninterest income increased $0.8 million in quarterly comparison for the fourth quarter of 2016 as compared to the fourth quarter of 2015 consisting mainly of increased mortgage income.

Fourth quarter 2016 noninterest expense increased $1.9 million, or 22.4% as compared to fourth quarter 2015. The largest increase in noninterest expense was related to salaries and benefits of $1.3 million of which $500,000 is associated with the addition of The Mortgage Connection and increased mortgage commissions. Approximately $200,000 is associated with lending teams in Mobile, AL and Jackson, MS and the startup of a Treasury Management division. Other professional services increased $0.5 million, $0.4 million of which was related to the acquisitions of Iberville Bank and Gulf Coast Community Bank. The remaining $0.1 million was accrued for legal fees associated with the pending proxy litigation.

Fully taxable-equivalent (“FTE”) net interest income totaled $10.9 million and $9.8 million for the fourth quarter of 2016 and 2015, respectively. The FTE net interest income increased $1.1 million in prior year quarterly comparison primarily due to an increase in interest earned on loans. Purchase accounting adjustments accounted for $339,000 of the difference in net interest income for the fourth quarter comparisons. Fourth quarter 2016 net interest margin of 3.77% includes 16 bps related to purchase accounting adjustments. The increase in the fair value adjustment is related to improved asset quality on two loans.

Investment securities totaled $255.8 million, or 20.02% of total assets at December 31, 2016, versus $255.0 million, or 22.3% of total assets at December 31, 2015. The average volume of investment securities increased $7.4 million in prior year quarterly comparison. The average tax equivalent yield on investment securities decreased 5 bps to 2.62%. The investment portfolio had a net unrealized loss of $1.7 million at December 31, 2016 as compared to a net unrealized gain of $1.6 million at December 31, 2015.

The average yield on all earnings assets increased 4 basis points in prior year quarterly comparison, from 4.13% for the fourth quarter of 2015 to 4.17% for the fourth quarter of 2016. This increase was offset by an increase in average interest expense of 12 basis points from 0.39% for the fourth quarter of 2015 to 0.51% for the fourth quarter of 2016.

Fourth Quarter 2016 vs Third Quarter 2016 Earnings Comparison

In sequential-quarter comparison, net earnings available to common shareholders decreased $360,000 to $2.1 million which included after-tax acquisition charges of $282,000 and a one-time preferred dividend of $133,627.

FTE net interest income increased $0.6 million to $10.9 million from $10.3 million in sequential-quarter comparison. The increase was due primarily to increased loan volume and $0.3 million in increased accretion of purchase accounting adjustments.

The average yield on all earnings assets increased 4 basis points in sequential-quarter comparison, from 4.13% for the third quarter of 2016 to 4.17% for the fourth quarter of 2016.

Noninterest income decreased $394,000 in sequential-quarter comparison consisting of a decrease in mortgage income of $195,000 and other losses of $161,000 related to sale of other real estate and the disposal of fixed assets no longer in use.

Noninterest expense increased $716,000 in sequential-quarter comparison which includes an increase in salaries and benefits of $298,000. The majority of this increase was year-end payments related to vacation and bonus accrual. The increase in noninterest expense also included approximately $400,000 in acquisition charges and additional legal expenses associated with the proxy litigation.

Year over Year Earnings Comparison

In year-over-year comparison, net earnings available to common shareholders (inclusive of merger related costs) increased $1.2 million, or 14.3%, to $9.7 million at December 31, 2016 from $8.5 million at December 31, 2015. Operating earnings available to common shareholders (exclusive of merger related costs) increased $1.6 million, or 20% to $9.9 million at December 31, 2016 from $8.3 million at December 31, 2015. Net interest income increased $3.3 million in year-over-year comparison as interest income earned on a higher volume of loans attributed to this overall increase.

Noninterest income increased $3.7 million in year-over-year comparison mainly consisting of increases in mortgage income of $3.2 million.

Noninterest expenses increased $4.7 million in year-over-year comparison consisting of increases in salaries and benefits of $3.6 million of which $1.8 million is associated with the addition of The Mortgage Connection and increased mortgage commissions. Approximately $500,000 is associated with lending teams in Mobile, AL and Jackson, MS and the startup of a Treasury Management division. The remaining increase of $1.1 million includes the above mentioned merger related costs.

Dividends

The Board of Directors of The First Bancshares, Inc. announced a cash dividend was declared in the amount of $0.0375 per share to be paid on its common stock on February 24, 2017 to shareholders of record as of the close of business on February 6, 2017.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana and Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statements

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS DATA	Quarter Ended 12/31/16	Quarter Ended 9/30/16	Quarter Ended 6/30/16	Quarter Ended 3/31/16	Quarter Ended 12/31/15
Total Interest Income	$11,868	$11,269	$10,871	$10,597	$10,417
Total Interest Expense	1,176	1,202	1,016	922	804
Net Interest Income	10,692	10,067	9,855	9,675	9,613
FTE net interest income	10,935	10,306	10,099	9,912	9,846
Provision for loan losses	88	143	204	190	10
Non-interest income	2,705	3,099	2,961	2,483	1,903
Non-interest expense	10,132	9,416	8,921	8,395	8,275
Earnings before income taxes	3,177	3,607	3,691	3,573	3,231
Income tax expense	870	1,049	1,042	969	873
Net earnings	2,307	2,558	2,649	2,604	2,358
Dividends and accretion on preferred stock	195	86	86	85	85
Net earnings available to common shareholders	$2,112	$2,472	$2,563	$2,519	$2,273

PER COMMON SHARE DATA
Basic earnings per share	$0.39	$0.46	$0.47	$0.47	$0.42
Basic earnings per share, operating*	0.44	0.48	0.47	.043	.040
Diluted earnings per share	0.26	0.45	0.47	0.46	0.42
Diluted earnings per share, operating*	0.30	0.48	0.47	0.43	0.40
Quarterly dividends per share	.0375	.0375	.0375	.0375	.0375
Book value per common share at end of period	17.19	17.60	17.15	16.58	16.05
Tangible common book value at period end	15.46	14.73	14.26	13.67	13.10
Market price at end of period	27.50	19.10	17.27	15.63	18.34
Shares outstanding at period end	8,991,397	5,428,017	5,432,014	5,432,014	5,376,665
Weighted average shares outstanding:
Basic	5,463,651	5,425,567	5,432,014	5,415,339	5,376,665
Diluted	8,500,305	5,475,785	5,490,592	5,478,703	5,449,851

AVERAGE BALANCE SHEET DATA
Total assets	$1,275,538	$1,233,034	$1,210,707	$1,196,328	$1,131,924
Loans and leases	856,798	836,931	809,806	779,418	757,036
Total deposits	1,037,877	1,044,428	1,036,914	964,681	946,849
Total common equity	94,750	94,007	88,643	87,155	84,122
Total tangible common equity*	79,112	78,347	72,885	71,297	69,514
Total equity	159,786	111,130	105,766	104,278	101,245

SELECTED RATIOS
Annualized return on avg assets	.72%	.83%	.88%	.87%	.83%
Annualized return on avg assets, operating*	.75%	.85%	.85%	.78%	.76%
Annualized return on avg common equity, operating*	10.11%	11.14%	11.57%	10.69%	10.27%
Annualized return on avg tangible common equity, oper*	12.10%	13.37%	14.07%	13.07%	12.43%
Average loans to average deposits	82.55%	80.13%	78.10%	80.80%	79.95%
Taxable-equivalent net interest margin	3.77%	3.70%	3.68%	3.68%	3.81%
Efficiency Ratio	74.28%	70.24%	68.31%	67.73%	70.43%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	.87%	.88%	.88%	.88%	.87%
Nonperforming assets to tangible equity + ALLL	6.74%	10.81%	10.93%	11.43%	11.55%
Nonperforming assets to total loans + ORE	1.14%	1.31%	1.34%	1.40%	1.40%
Annualized QTD net charge-offs (recoveries) to total loans	0.03%	(0.04%)	(0.03%)	(0.02%)	(0.002%)

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
BALANCE SHEET	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Dec 31, 2015
Assets
Cash and cash equivalents	$62,119	$70,114	$54,777	$95,965	$41,259
Securities available-for-sale	243,206	236,168	242,855	253,126	239,732
Securities held-to-maturity	6,000	6,000	6,025	6,851	7,092
Other investments	6,593	9,516	9,578	9,570	8,135
Total investment securities	255,799	251,684	258,458	269,547	254,959
Loans held for sale	5,880	9,437	8,937	6,095	3,974
Total loans	867,054	854,366	824,083	797,764	772,515
Allowance for loan losses	(7,510)	(7,481)	(7,259)	(6,982)	(6,747)
Loans, net	859,544	846,885	816,824	790,782	765,768
Premises and equipment	34,624	33,427	33,502	33,353	33,623
Other Real Estate	6,008	4,670	4,716	4,363	3,083
Goodwill and other intangibles	15,507	15,596	15,696	15,796	15,891
Other assets	37,886	34,825	31,990	26,050	26,574
Total assets	$1,277,367	$1,266,638	$1,224,900	$1,241,951	$1,145,131

Liabilities and Shareholders’ Equity
Non-interest bearing deposits	$202,478	$196,786	$194,950	$194,433	$189,445
Interest-bearing deposits	836,713	875,003	837,413	846,672	727,250
Total deposits	1,039,191	1,071,789	1,032,363	1,041,105	916,695
Borrowings	69,000	68,000	68,000	78,976	110,321
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	4,339	3,881	3,929	4,363	4,369
Total liabilities	1,122,840	1,153,980	1,114,602	1,134,754	1,041,695
Total shareholders’ equity	154,527	112,658	110,298	107,197	103,436
Total liabilities and shareholders’ equity	$1,277,367	$1,266,638	$1,224,900	$1,241,951	$1,145,131

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Three Months Ended
	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Interest Income:
Loans, including fees	$ 9,922	$ 9,706	$ 9,293	$ 9,013	$ 8,874
Investment securities	1,472	1,446	1,531	1,532	1,472
Accretion of purchase accounting adjustments	429	92	20	22	59
Other interest income	45	25	27	30	12
Total interest income	11,868	11,269	10,871	10,597	10,417
Interest Expense:
Deposits	968	962	813	701	657
Borrowings	148	160	149	193	131
Subordinated debentures	60	80	54	28	47
Accretion of purchase accounting adjustments	-	-	-	-	(31)
Total interest expense	1,176	1,202	1,016	922	804
Net interest income	10,692	10,067	9,855	9,675	9,613
Provision for loan losses	88	143	204	190	10
Net interest income after provision for loan losses	10,604	9,924	9,651	9,485	9,603

Non-interest Income:
Service charges on deposit accounts	605	606	604	637	674
Mortgage Income	1,204	1,399	1,184	645	245
Interchange Fee Income	683	666	681	644	650
Gain (loss) on securities, net	(3)	-	129	-	-
Gain on sale of premises and equipment	-	-	-	-	-
BEA award, net	-	-	-	-	152
Other charges and fees	216	428	363	557	182
Total non-interest income	2,705	3,099	2,961	2,483	1,903

Non-interest expense:
Salaries and employee benefits	5,943	5,645	5,400	5,149	4,670
Occupancy expense	1,222	1,209	1,110	1,073	1,107
FDIC premiums	265	254	257	244	243
Marketing	122	76	132	72	150
Amortization of core deposit intangibles	88	100	100	94	100
Other professional services	793	461	321	231	377
Other non-interest expense	1,699	1,671	1,601	1,532	1,628
Total Non-interest expense	10,132	9,416	8,921	8,395	8,275
Earnings before income taxes	3,177	3,607	3,691	3,573	3,231
Income tax expense	870	1,049	1,042	969	873
Net earnings	2,307	2,558	2,649	2,604	2,358
Dividends and accretion on preferred stock	195	86	86	85	85
Net earnings available to common shareholders	$ 2,112	$ 2,472	$ 2,563	$ 2,519	$ 2,273

Basic earnings per common share	$ 0.39	$ 0.46	$ 0.47	$ 0.47	$ 0.42
Basic earnings per common share, operating*	$ 0.44	$ 0.48	$ 0.47	$ 0.43	$ 0.40
Diluted earnings per common share	$ 0.26	$ 0.45	$ 0.47	$ 0.46	$ 0.42
Diluted earnings per common share, operating*	$ 0.30	$ 0.48	$ 0.47	$ 0.43	$ 0.40

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Year to Date
	2016	2015
Interest Income:
Loans, including fees	$37,934	$34,038
Investment securities	5,981	5,896
Accretion of purchase accounting adjustments	563	204
Other interest income	127	64
Total interest income	44,605	40,202
Interest Expense:
Deposits	3,444	2,733
Borrowings	650	460
Subordinated debentures	222	185
Accretion of purchase accounting adjustments	-	-171
Total interest expense	4,316	3,207
Net interest income	40,289	36,995
Provision for loan losses	625	410
Net interest income after provision for loan losses	39,664	36,585
Non-interest Income:
Service charges on deposit accounts	2,452	2,570
Mortgage Income	4,432	1,277
Interchange Fee Income	2,674	2,444
Gain (loss) on securities, net	126	-
Gain on sale of premises and equipment	-	110
BEA award, net	-	152
Other charges and fees	1,564	1,036
Total non-interest income	11,248	7,589
Non-interest expense:
Salaries and employee benefits	22,137	18,537
Occupancy expense	4,614	4,489
FDIC premiums	1,020	966
Marketing	402	437
Amortization of core deposit intangibles	382	400
Other professional services	1,806	1,332
Other non-interest expense	6,503	6,001
Total Non-interest expense	36,864	32,162
Earnings before income taxes	14,048	12,012
Income tax expense	3,930	3,213
Net earnings	10,118	8,799
Dividends and accretion on preferred stock	452	342
Net earnings available to common shareholders	$9,666	$8,457
Non-operating items*	239	(196)
Net earnings available to common shareholders, operating	$9,905	$8,261

Basic earnings per common share	$1.78	$1.54
Basic earnings per common share, operating*	$1.86	$1.52
Diluted earnings per common share	$1.57	$1.57
Diluted earnings per common share, operating*	$1.64	$1.55

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
COMPOSITION OF LOANS	Dec 31, 2016	Percent of Total	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Dec 31, 2015	Percent of Total
Commercial, financial and agricultural	$129,423	14.8%	$121,963	$118,924	$126,381	$129,197	16.6%
Real estate – construction	109,394	12.5%	104,644	101,439	100,386	99,161	12.8%
Real estate – commercial	314,359	36.0%	307,963	296,676	270,085	253,309	32.6%
Real estate – residential	289,640	33.2%	296,587	282,420	276,272	272,180	35.1%
Lease Financing Receivable	2,204	0.3%	2,211	2,642	2,645	2,650	0.3%
Obligations of States & subdivisions	6,698	0.8%	6,861	6,965	7,034	969	0.1%
Consumer	15,336	1.8%	14,137	15,017	14,961	15,049	1.9%
Loans held for sale	5,880	0.6%	9,437	8,937	6,095	3,974	0.6%
Total loans	$872,934	100%	$863,803	$833,020	$803,859	$776,489	100%

COMPOSITION OF DEPOSITS	Dec 31, 2016	Percent of Total	Sept 30, 2016	June 30, 2016	Mar 31, 2015	Dec 31, 2015	Percent of Total
Noninterest bearing	$202,478	19.5%	$196,786	$194,950	$194,433	$189,445	20.7%
NOW and other	430,903	41.5%	465,404	466,118	493,319	373,687	40.8%
Money Market/Savings	182,793	17.6%	187,228	174,740	169,733	174,090	19.0%
Time Deposits of less than $100,000	77,684	7.5%	78,785	72,389	72,295	73,865	8.1%
Time Deposits of $100,000 or more	145,333	13.9%	143,586	124,166	111,325	105,608	11.4%
Total Deposits	$1,039,191	100%	$1,071,789	$1,032,363	$1,041,105	$916,695	100%

ASSET QUALITY DATA	Dec 31, 2016		Sept 30, 2016	June 30, 2016	Mar 31, 2015	Dec 31, 2015
Nonaccrual loans	$3,265		$5,798	$5,742	$5,851	$7,368
Loans past due 90 days and over	198		420	267	628	29
Total nonperforming loans	3,463		6,218	6,009	6,479	7,397
Other real estate	6,008		4,670	4,716	4,363	3,083
Nonaccrual securities	408		408	408	408	408
Total nonperforming assets	$9,879		$11,296	$11,133	$11,250	$10,888

Nonperforming assets to total assets	.77%		.89%	.91%	.91%	.95%
Nonperforming assets to total loans + ORE	1.14%		1.31%	1.34%	1.40%	1.40%
ALLL to nonperforming loans	216.86%		120.31%	120.80%	107.80%	91.21%
ALLL to total loans	.87%		.88%	.88%	.88%	.87%

Quarter-to-date net charge-offs (recoveries)	$58		$(79)	$(72)	$(48)	$(3)
Annualized QTD net chg/offs (recs) to loans	0.03%		(0.04%)	(0.03%)	(0.02%)	(0.002%)

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

Yield	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
Analysis	December 31, 2016			September 30, 2016			June 30, 2016			March 31, 2016			December 31, 2015
		Tax			Tax			Tax			Tax			Tax
	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/
	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate

Taxable securities	$183,032	$997	2.18%	$177,154	$965	2.18%	$186,615	$1,034	2.22%	$189,249	$1,056	2.23%	$177,964	$1,006	2.26%
Tax-exempt securities	77,909	715	3.67%	77,073	704	3.65%	78,290	721	3.68%	76,795	693	3.61%	75,570	685	3.63%
Total investment securities	260,941	1,712	2.62%	254,227	1,669	2.63%	264,905	1,755	2.65%	266,044	1,749	2.63%	253,534	1,691	2.67%
Fed funds sold	41,545	45	0.43%	10,356	25	0.97%	9,902	27	1.09%	12,395	30	0.97%	405	1	0.99%
Int bearing deposits in other banks	2,107	3	0.57%	11,961	16	0.54%	12,522	20	0.64%	20,909	20	0.38%	21,601	25	0.46%
Loans	856,798	10,351	4.83%	836,931	9,798	4.68%	809,806	9,313	4.60%	779,418	9,035	4.64%	757,036	8,933	4.72%
Total Interest earning assets	1,161,391	12,111	4.17%	1,113,475	11,508	4.13%	1,097,135	11,115	4.05%	1,078,766	10,834	4.02%	1,032,576	10,650	4.13%
Other assets	114,147			119,559			113,572			117,562			99,348
Total assets	$1,275,538			$1,233,034			$1,210,707			$1,196,328			$1,131,924

Interest-bearing liabilities:
Deposits	$844,101	$968	0.46%	$850,442	$962	0.45%	$843,771	$813	0.39%	$777,692	$701	0.36%	$752,098	$626	0.33%
Repo	5,000	48	3.84%	5,000	49	3.92%	5,000	48	3.84%	5,000	48	3.84%	5,000	48	3.84%
Fed funds purchased	191	1	2.09%	1,926	5	1.04%	2,894	8	1.11%	782	2	1.02%	1,984	6	1.21%
FHLB & FTN	56,272	98	0.70%	55,337	106	0.77%	42,962	93	0.87%	106,352	143	0.54%	60,961	77	0.51%
Subordinated debentures	10,310	61	2.37%	10,310	80	3.10%	10,310	54	2.10%	10,310	28	1.09%	10,310	47	1.82%
Total interest bearing liabilities	915,874	1,176	0.51%	923,015	1,202	0.52%	904,937	1,016	0.45%	900,136	922	0.41%	830,353	804	0.39%
Other liabilities	199,878			198,889			200,004			191,914			200,326
Shareholders' equity	159,786			111,130			105,766			104,278			101,245
Total liabilities and shareholders' equity	$1,275,538			$1,233,034			$1,210,707			$1,196,328			$1,131,924

Net interest income (TE)		$10,935	3.66%		$10,306	3.61%		$10,099	3.60%		$9,912	3.61%		$9,846	3.74%

Net interest margin			3.77%			3.70%			3.68%			3.68%			3.79%

Core net interest margin*			3.61%			3.66%			3.67%			3.66%			3.77%

FIRST BANCSHARES, INC and SUBSIDIARIES Reconcilement of Non-GAAP Financial Measures (unaudited) (in thousands except per share data)
		Three Months Ended
Per Common Share Data		Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Dec 31, 2015
Book value per common share		$17.19	$17.60	$17.15	$16.58	$16.05
Effect of intangible assets per share		1.73	2.87	2.89	2.91	2.95
Tangible book value per common share		$15.46	$14.73	$14.26	$13.67	$13.10

Diluted earnings per share		$0.26	$0.45	$0.47	$0.46	$0.42
Effect of gain on debit card conversion, after-tax		-	-	-	(0.03)	-
Effect of gain on sale of bank premises, after-tax		-	-	-	-	-
Effect of BAE, after-tax		-	-	-	-	(0.02)
Effect of acquisition charges, after-tax		0.04	0.03	-	-	-
Diluted earnings per share, operating		$0.30	$0.48	$0.47	$0.43	$0.40

		Three Months Ended
Average Balance Sheet Data		Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Dec 31, 2015
Total average assets	A	$1,275,538	$1,233,034	$1,210,707	$1,196,328	$1,131,924

Total equity		$159,786	$111,130	$105,766	$104,278	$101,245
Less preferred equity		65,036	17,123	17,123	17,123	17,123
Total common equity	B	94,750	94,007	88,643	87,155	84,122
Less intangible assets		15,638	15,660	15,758	15,858	14,608
Tangible common equity	C	$79,112	$78,347	$72,885	$71,297	$69,514

		Three Months Ended
Core Net Interest Margin		Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Dec 31, 2015
Net interest income (TE)		$10,935	$10,306	$10,099	$9,912	$9,846
Less purchase accounting adjustments		429	92	20	22	90
Net interest income, net of purchase accounting adj	D	$10,506	$10,214	$10,079	$9,890	$9,756

Total average earning assets		$1,161,391	$1,113,475	$1,097,135	$1,078,766	$1,032,576
Add average balance of loan valuation discount		1,358	1,484	1,504	1,526	1,583
Avg earning assets, excluding loan valuation discount	E	$1,162,749	$1,114,959	$1,098,639	$1,080,292	$1,034,159

Core net interest margin	D/E	3.61%	3.66%	3.67%	3.66%	3.77%

		Three Months Ended
Return Ratios		Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Dec 31, 2015
Net earnings	F	$2,307	$2,558	$2,649	$2,604	$2,358
Dividends and accretion on preferred stock		195	86	86	85	85
Net earnings available to common shareholders		2,112	2,472	2,563	2,519	2,273
Gain on debit card conversion, after-tax		-	-	-	(189)	-
Gain on sale of premises and equipment, after-tax		-	-	-	-	-
BAE, after-tax		-	-	-	-	(112)
Acquisition charges, after-tax		282	146	-	-	-
Net earnings available to common shareholders, oper	G	$2,394	$2,618	$2,563	$2,330	$2,161

Annualized return on avg assets	F/A	.72%	.83%	.88%	.87%	.83%
Annualized return on avg assets, oper	G/A	.75%	.85%	.85%	.78%	.76%
Annualized return on avg common equity, oper	G/B	10.11%	11.14%	11.57%	10.69%	10.27%
Annualized return on avg tangible common equity, oper	G/C	12.10%	13.37%	14.07%	13.07%	12.43%

Mortgage Department
Net Interest Income after provision for loan losses		$48	$24	$59	$125	$150
Loan fee income		1,204	1,399	1,184	645	245
Other non-interest income		1	1	3	2	-
Salaries and employee benefits		783	805	724	563	263
Other non-interest expense		144	124	110	90	49
Earnings before income taxes		$326	$495	$412	$119	$83

Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are necessarily comparable to non-GAAP performance measures that other companies may use.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, Chief Executive Officer, 601-268-8998
or
Dee Dee Lowery, Chief Financial Officer, 601-268-8998